Exhibit 99.1

MICHAEL J. MONTGOMERY TO JOIN DREAMWORKS ANIMATION

BOARD OF DIRECTORS

Glendale, California – July 12, 2006 – DreamWorks Animation SKG, Inc. (NYSE: DWA) announced today the election of Michael J. Montgomery to its board of directors.

Mr. Montgomery currently serves as president of Montgomery & Co., a leading investment bank for growth companies in the information technology, communications, healthcare and media sectors, where he is responsible for leading the firm’s media and entertainment practice.

Before joining Montgomery & Co., Mr. Montgomery was chief executive officer of Sega Gameworks, a joint venture between Sega, Universal Studios, and DreamWorks SKG. In 1995, Mr. Montgomery joined DreamWorks and was instrumental in raising $1 billion in private equity financing. Prior to his experience with DreamWorks, Mr. Montgomery was the executive vice president and chief financial officer of EuroDisney. Before assuming his role at EuroDisney, Mr. Montgomery was the vice president and treasurer of the Walt Disney Company where he was actively involved in the IPO of EuroDisney in 1989.

“I am pleased to welcome Michael to our board of directors,” stated Roger Enrico, Chairman of DreamWorks Animation SKG. “I believe that his wealth of financial and industry experience with some of the largest names in entertainment coupled with his history at DreamWorks makes him an ideal addition to our world-class board.”

Mr. Montgomery received his MBA from the Amos Tuck School at Dartmouth College where he also holds a bachelor’s degree as a Rufas Choate Scholar with magna cum laude honors.

DreamWorks Animation’s board of directors also includes: Roger Enrico, Chairman of DreamWorks Animation SKG, Inc.; Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation SKG, Inc.; Paul Allen, Chairman of Vulcan, Inc.; David Geffen, Co-Founder of DreamWorks; Mellody Hobson, President of Ariel Capital Management; Nathan Myhvrold, Chief Executive Officer of Intellectual Ventures; Meg Whitman, President and CEO of eBay; Karl M. von der Heyden, former Vice Chairman and Chief

Financial Officer of PepsiCo, Inc.; Howard Schultz, Chairman and Chief Global Strategist of Starbucks Corporation; and Judson C. Green, President and Chief Executive Officer of NAVTEQ Corporation.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of twelve animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, and Over the Hedge. DreamWorks Animation’s newest release, Flushed Away, opens in theaters November 3, 2006.

Contacts:

Investors	Media

Rich Sullivan	Bob Feldman

DreamWorks Animation Investor Relations	DreamWorks Animation Corporate

(818) 695-3900	Communications

ir@dreamworksanimation.com	(818)-695-6677

befeldman@dreamworksanimation.com

2